Exhibit 99.2
Post Holdings’ President and CEO Rob Vitale to Take Medical Leave of Absence
St. Louis – November 6, 2023 – Post Holdings, Inc. (NYSE: Post) (“Post”), a consumer packaged goods holding company, today announced that President and Chief Executive Officer Robert V. Vitale will be taking an unexpected medical leave of absence. At this time, it is too soon to know the course of treatment and timing of recovery. Consistent with Post’s established emergency succession protocol, Post’s Board of Directors has named Jeff A. Zadoks, currently Post’s Executive Vice President and Chief Operating Officer, as interim CEO while Mr. Vitale is on leave.
William P. Stiritz, Chairman of Post’s Board of Directors, said: “Our thoughts and best wishes go out to Rob as he recovers. We are grateful to Jeff for stepping in during Rob’s absence. Post’s operating model and exceptional team of business unit and holding company executives give me great confidence in our ability to maintain the continuity of our business.”
Mr. Zadoks has a long history with Post working closely with Mr. Vitale and the Board, serving in various roles at Post since 2011. Prior to serving as Post’s EVP and COO, Mr. Zadoks served for eight years as Post’s EVP and Chief Financial Officer.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal and pet food categories and also markets Peter Pan® peanut butter. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the private brand food category through its ownership interest in 8th Avenue Food & Provisions, Inc. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

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